500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE
FOR IMMEDIATE RELEASE	Media Contact: Stephanie A. Heist
(302) 571-5259
January 30, 2009	sheist@wsfsbank.com

WSFS ANNOUNCES NEW DIRECTORS TO THE BOARD

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of WSFS Bank, today announced the appointment of two new members to its Board of Directors: Jennifer (J.J.) Davis and Donald W. Delson. Both were unanimously approved to the Board at a Directors meeting on January 27, 2009 and will stand for election for a three-year term at the Annual Shareholders Meeting scheduled for April 23, 2009.

Ms. Davis was named Vice President of Administration at the University of Delaware in November 2008, charged with providing vision and creative leadership for the University’s human resources functions, including personnel supervision, labor relations, planning, program and staff development and evaluation.

Prior to her current position, Ms. Davis was Cabinet Secretary – Director of the Office of Management and Budget (OMB) for the State of Delaware since July 2005, where she reorganized and streamlined three government agencies into one integrated 460-person office. She also served the State in many capacities in the Department of Education and Office of the Budget beginning in 1993.

Ms. Davis earned a Bachelor of Arts in Political Science and a Masters of Science in Policy Analysis from Pennsylvania State University, through an integrated Undergraduate-Graduate Degree Program in the University’s Scholars Program. She was named International Women’s Forum Fellow in 2008. Additionally in 2008, she received the Delaware Quality Award for OMB, Council of State Governments Innovation Leader for OMB, and the National Association of State Personnel Officers Award for Healthcare Innovation and New Human Resource Recruitment System.

“J.J.’s extensive experience on financial and public policy matters, as well as her leadership and management expertise will make her an invaluable asset to the Board of Directors,” said Marvin N. Schoenhals, WSFS Chairman.

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500 Delaware Avenue, Wilmington, Delaware 19801

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Donald W. Delson brings more than 20 years of experience in business, finance and investment management. He is currently Senior Advisor at Keefe, Bruyette, & Woods, Inc. effective January 28, 2009. Previously Mr. Delson was a Managing Director in the Corporate Finance Group at KBW since 1997 where he was responsible for mergers and acquisitions and raising capital for banks and thrifts. Prior to his career at KBW, Mr. Delson was a Managing Director in the Corporate Finance Group at Alex. Brown & Sons, Inc. in Baltimore, Maryland from 1982 – 1997.

Mr. Delson received a Bachelor of Arts in History (with Honors) from Brown University. He attended Harvard Business School where he received a Masters of Business Administration and graduated as a Baker Scholar. In addition, he received his Juris Doctor degree from the University of Virginia.

Mr. Delson devotes a significant amount of time to his community, including serving as Vice Chair of The Chester Fund of Education and the Arts; member of the Finance Committee at Crozer Keystone Health System; and co-publisher of The Swarthmorean, a weekly community newspaper where he resides with his family. Mr. Delson also serves on the Board of Atlas America, Inc., since February 2004.

Mr. Schoenhals added, “Don’s unparalleled investment banking experience and knowledge will be a tremendous benefit to WSFS. Mr. Delson adds significant depth to WSFS as we continue to focus on growing our banking franchise and keeping a keen eye toward new opportunities.”

“I am pleased to welcome J.J. and Don to the WSFS team. We are extremely fortunate that both will bring valuable experience and perspective to an already talented and dynamic team of Directors that will continue to guide WSFS and its future strategy,” continued Mr. Schoenhals.

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About WSFS Financial Corporation

WSFS Financial Corporation is a $3.3 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 35 retail banking offices located in Delaware and Pennsylvania, as well as three loan production offices in Dover, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and 1st Reverse Financial Services, LLC. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

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